Exhibit 5.1

[Letterhead of Shearman & Sterling LLP]

August 18, 2006

The Board of Directors
Viacom Inc.
1515 Broadway
New York, New York 10036

Ladies and Gentlemen :

We have acted as counsel to Viacom Inc., a Delaware corporation (the ‘‘Company’’), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the ‘‘Registration Statement’’) with the Securities and Exchange Commission relating to the issuance of up to $750,000,000 aggregate principal amount of the Company's Floating Rate Senior Notes due 2009 (the ‘‘Exchange 2009 Senior Notes’’), up to $1,500,000,000 aggregate principal amount of the Company's 5.75% Senior Notes due 2011 (the ‘‘Exchange 2011 Senior Notes’’), up to $1,500,000,000 aggregate principal amount of the Company's 6.25% Senior Notes due 2016 (the ‘‘Exchange 2016 Senior Notes’’) and up to $1,750,000,000 aggregate principal amount of the Company's 6.875% Senior Debentures due 2036 (the ‘‘Exchange 2036 Senior Debentures’’ and, together with the Exchange 2009 Senior Notes, the Exchange 2011 Senior Notes and the Exchange 2016 Senior Notes, the ‘‘Exchange Senior Notes and Debentures’’). Pursuant to the Registration Statement, the Company is offering to exchange (the ‘‘Exchange Offer’’) all of the Exchange 2009 Senior Notes for a like amount of its outstanding unregistered Floating Rate Senior Notes due 2009 (the ‘‘Unregistered 2009 Senior Notes’’), all of the Exchange 2011 Senior Notes for a like amount of its outstanding unregistered 5.75% Senior Notes due 2011 (the ‘‘Unregistered 2011 Senior Notes’’), all of the Exchange 2016 Senior Notes for a like amount of its outstanding unregistered 6.25% Senior Notes due 2016 (the ‘‘Unregistered 2016 Senior Notes’’) and all of the Exchange 2036 Senior Debentures for a like amount of its outstanding unregistered 6.875% Senior Debentures due 2036 (the ‘‘Unregistered 2036 Senior Debentures’’ and, together with the Unregistered 2009 Senior Notes, the Unregistered 2011 Senior Notes and the Unregistered 2016 Senior Notes, the ‘‘Unregistered Senior Notes and Debentures’’).

The Exchange Senior Notes and Debentures will be registered under the Securities Act as set forth in the prospectus forming a part of the Registration Statement (the ‘‘Prospectus’’) and will be issued upon consummation of the Exchange Offer. The Unregistered Senior Notes and Debentures were, and the Exchange Senior Notes and Debentures will be, issued pursuant to an indenture, dated as of April 12, 2006 among the Company and The Bank of New York, as trustee (the ‘‘Trustee’’), as supplemented by the first supplemental indenture, dated as of April 12, 2006, and by the second supplemental indenture, dated as of June 16, 2006 (as so supplemented, the ‘‘Indenture’’).

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Indenture.

(b)	Forms of each of the Exchange Senior Notes and Debentures.

The documents described in the foregoing clauses (a) and (b) of this paragraph are collectively referred to herein as the ‘‘Opinion Documents’’.

We have also reviewed the following:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)	The Registration Rights Agreement dated as of April 12, 2006 among the Company, Banc of America Securities LLC, Citigroup Global Capital Markets Inc. and J.P. Morgan Securities Inc. and the Registration Rights Agreement dated as of June 16, 2006 among the Company and Deutsche Bank Securities Inc. (together, the ‘‘Registration Rights Agreements’’).

(d)	originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

(e)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f)	That:

(i)	The execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not:

(A)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(B)	result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(ii)	Except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

‘‘Generally Applicable Law’’ means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto), that the New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term ‘‘Generally Applicable Law’’ does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that, if and when duly authorized and executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered to holders tendering in the Exchange Offer in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Exchange Senior Notes and Debentures will be legally issued and will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinions above are subject to the following qualifications:

(a)	Our opinions above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers).

(b)	Our opinions above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading ‘‘Legal Matters’’ in the Prospectus.

Very truly yours,

/s/ Shearman & Sterling LLP

STG/TA/CU/GL/SM
BC